Exhibit 99.1

NEWS RELEASE

CONTACT:
Kim P. Boswood	1780 South Bellaire Street	Listed: AMEX
Investor Relations (ext. 118)	Suite 100	Trading Symbol: AMV
kimb@amvproperties.com	Denver, CO 80222	www.amvproperties.com
Phone: (303) 297-1800
Fax: (303) 296-7353

AMERIVEST ANNOUNCES PERFORMANCE AND OPERATING RESULTS FOR

FIRST QUARTER ENDED MARCH 31, 2005

DENVER, CO (May 4, 2005) — AmeriVest Properties Inc. (AMEX: AMV) reported results today for the quarter ended March 31, 2005.  Funds from operations (FFO) for the first quarter of 2005 was approximately $2,398,000 or $0.10 per diluted share, compared with approximately $1,878,000, or $0.11 per diluted share, for the same period in 2004.  The Company reported a net loss for the first quarter of 2005 of approximately $2,584,000, or $0.11 per share, compared with a loss of approximately $375,000, or $0.02 per share, for the same period of 2004.

                First quarter results were negatively impacted by the write off of deferred financing costs associated with the Texas State Buildings which were disposed of in March 2005, as well as Sarbanes-Oxley compliance costs. See the Summary Financial Information for a reconciliation of FFO and FFO per share to net loss and loss per share, the most directly comparable GAAP measures.

                Rental revenue for the first quarter of 2005 increased 37% over the prior year period due primarily to the Company’s growth. While revenues from properties acquired prior to 2003 declined year over year, revenues from our 2003 acquisitions more than offset that decline; however, most of the growth in revenues is attributable to our 2004 acquisitions.   The first quarter 2005 results include operations from the acquisition of Camelback Lakes (March 2004), Hackberry View (May 2004), Parkway Centre III (September 2004), and Hampton Court (November 2004).

                Property operating expenses for the first quarter of 2005 increased by 28% over the same period in 2004 due primarily to the Company’s growth and increases in property taxes and utility costs. General and administrative expenses increased approximately $383,000, or 41%, for the first quarter of 2005 compared with the same period in 2004.  This increase included approximately $335,000 in expenses related to the Company’s efforts to comply with Sarbanes-Oxley requirements, including increases in audit and consulting fees and related expenses.  During the first quarter of 2005, the Company also recognized approximately $144,000 of costs related to the continuing review of strategic alternatives.

First Quarter Highlights and Subsequent Events

•

On March 3, 2005, the Company announced the completion of a Deed-in-Lieu Agreement to return 13 non-core properties in Texas to the lender. The properties were leased primarily to various agencies of the State of Texas and were located in 12 Texas cities. The Company recorded a loss of approximately $22,000 at disposition and wrote off unamortized deferred financing costs of approximately $216,000.

•

On March 15, 2005 AmeriVest amended its loan facilities to provide liquidity to the company during its strategic alternative review and to waive and change certain covenants to bring the Company into compliance.  This amendment also imposed certain previously disclosed additional paydown requirements and accelerated the maturity date of the unsecured facility from November 12, 2007 to April 1, 2006, which increased the amortization of loan fees, a non-cash interest expense, by approximately $51,000 this quarter.

•

On March 21, 2005, the Company announced the amendment and extension of the Dean Foods Company lease for 120,607 rentable square feet in the Chateau Plaza building in Dallas, Texas.  Under the terms of the amendment, the lease is extended for at least a one-year term commencing January 1, 2006 at a base rate of $19.75 per rentable square foot, plus electricity and parking.  The change in lease term and rate negatively impacted the Company’s rental revenue this quarter by approximately $11,000 in straight-line rent adjustment for the period March 15 through March 31.

•

On April 25, 2005, the Company announced that William Atkins, Chairman and Chief Executive Officer, resigned as CEO of the Company on April 30, 2005.  Charles Knight, previously President and Chief Operating Officer, became the President and CEO effective May 1, 2005.

Update on Strategic Alternative Review

Since December 2004, the Board of Directors of the Company has been exploring and evaluating various strategic options for AmeriVest, including the identification of an institutional capital partner to assist in the Company’s growth, a sale or recapitalization of all or a portion of the Company’s properties, the potential sale or merger of the Company, and other possible transactions designed to enhance shareholder value.  The Board has not precluded any option and is continuing to explore a range of alternatives, including various strategies to recapitalize and strengthen its balance sheet, which may include raising additional debt or equity capital, selling or refinancing certain of the Company’s properties, acquiring additional assets individually or in portfolio transactions, operational improvements and reduction of general and administrative costs.  All of these measures are designed to stabilize the Company and position it for continued growth.

Supplemental Operating and Financial Information

The Supplemental Operating and Financial Information for the first quarter of 2005 is available online at the Company’s website, www.amvproperties.com by clicking the Investor Relations link and then the Supplemental Information link.

Conference Call Information

                The Company will hold an investor/analyst conference call on May 5, 2005, beginning at 11:30 am MST (1:30 pm EST, 12:30 pm CST and 10:30 am PST) to discuss its first quarter results.  To participate in the conference call, please dial (800) 548-8725 approximately ten minutes before the scheduled start of the call.  If you are calling from outside North America, please call (706) 634-5929.

                An audio replay will be available two hours after the completion of the conference call until May 10, 2005 by calling (800) 642-1687 or for participants outside North America, please call (706) 645-9291 and enter conference ID# 3657835.  A live web cast of the conference call will be available at www.amvproperties.com.  You must have Windows Media Player installed on your computer in order to listen to the web cast, which may be downloaded for free at the website listed above.

Company Information

                AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small BusinessSM in Denver, Phoenix, Dallas, and Indianapolis through the acquisition, repositioning and operation of multi-tenant office buildings in those markets. To receive AmeriVest’s latest news and information, visit our website at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under the federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2004 Annual Report on Form 10-K and any amendments thereof and from time to time in the Company’s filings with the Securities and Exchange Commission.

AMERIVEST PROPERTIES INC.

Summary Financial Information

(unaudited)

	Three months ended March 31,
	2005	2004
Selected Income Statement Information:
Real Estate Operating Revenue
Rental revenue	$12,639,220	$9,208,874

Real Estate Operating Expenses
Property operating expenses -
Operating expenses	3,308,925	2,833,667
Real estate taxes	1,824,074	1,179,868
General and administrative expenses	1,315,813	932,549
Interest expense	3,826,087	2,612,254
Depreciation and amortization expense	4,783,989	2,697,096
Total operating expenses	15,058,888	10,255,434

Loss From Continuing Operations	(2,419,668)	(1,046,560)

Other Income/(Loss)
Interest income	10,739	15,363
Equity in loss of affiliate	—	(18,076)
Minority interest	88,082	—
Total other income/(loss)	98,821	(2,713)

Loss Before Discontinued Operations	(2,320,847)	(1,049,273)

Net Earnings/(Loss) from Discontinued Operations	(263,173)	674,262

Net Loss	$(2,584,020)	$(375,011)

Loss Per Share
Basic and Diluted	$(0.11)	$(0.02)

Reconciliation to Funds from Operations (FFO):
Net loss	$(2,584,020)	$(375,011)
Depreciation and amortization expense	4,744,656	2,826,983
Loss on sale of depreciated real estate	21,804	(574,276)
Deferred financing costs associated with the disposition of real estate	215,993	—
FFO	$2,398,433	$1,877,696

Funds from Operations per share - diluted	$0.10	$0.11

Weighted Average Common Shares Outstanding
Basic	24,011,672	17,567,414
Diluted	24,098,003	17,721,219

Funds from operations (FFO) is a non-GAAP financial measure.  We believe FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) in the October 1999 White Paper (amended in April 2002), to be an appropriate measure of performance for an equity REIT, for the reasons, and subject to the qualifications, specified in the paragraph entitled “Non-GAAP Financial Measures” below.  The above summary financial information table reflects the reconciliation of FFO from net income or (loss) and a comparison to earnings or (loss) per share, the most directly comparable GAAP measure, for the periods presented.

AMERIVEST PROPERTIES INC.

Summary Financial Information (continued)

(unaudited)

	March 31,	December 31,
	2005	2004
Selected Balance Sheet Information:
Assets at cost	$367,411,331	$374,336,725
Less: accumulated depreciation and amortization	(28,706,186)	(26,383,036)
Total assets	$338,705,145	$347,953,689

Total mortgage loans, notes payable and unsecured line of credit	$234,442,623	$236,586,391

Total shareholders’ equity	$91,005,042	$93,469,915

Common shares issued and outstanding	24,022,597	23,982,233

Selected Property Information:
Number of operating properties owned	17	30
Total rentable square feet	2,508,115	2,732,957
Occupancy	89.0%	88.3%

Selected Stock Information:
Common share price (as of period end)	$5.18	$6.40

Equity market capitalization	$124,437,052	$153,486,291

Common share annualized dividends	N/A	$0.52

Common share annualized dividend yield (as of period end)	N/A	8.1%

Non-GAAP Financial Measures.  Funds from operations (FFO) is a non-GAAP financial measure.  FFO is defined as net income or loss, computed in accordance with generally accepted accounting principles (GAAP), excluding gains or losses from sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  We believe that FFO is helpful to investors as a measure of the performance of an equity REIT because, it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a more meaningful and accurate indication of our performance.  We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.  FFO does not represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income or loss (determined in accordance with GAAP) as an indication of our financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.  FFO may include funds that may not be available for our management’s discretionary use due to requirements to conserve funds for capital expenditures, debt repayments, property acquisitions and other commitments and uncertainties.